Exhibit 10.8
Loan No. 94-0954312
PROMISSORY NOTE
(Note B)

$3,400,000.00	Wisconsin December 21, 2007
     FOR VALUE RECEIVED, NNN Eastern Wisconsin Medical Portfolio, LLC, a Delaware limited liability company (“Borrower”), having its principal place of business at 1551 N. Tustin Avenue, Suite 200, Santa Ana, California 92705, promises to pay to the order of PNC Bank, National Association (“Lender”), at the following address: 10851 Mastin, Suite 300, Overland Park, Kansas 66210, or such other place as the holder hereof may from time to time designate in writing, the principal sum of Three Million Four Hundred Thousand and No/100 Dollars ($3,400,000.00) in lawful money of the United States of America, with interest thereon to be computed from the date of disbursement under this Promissory Note (Note B) (this “Note”) at the Applicable Interest Rate (hereinafter defined), and to be paid in installments as follows:
          A. A payment, on the date of disbursement, representing interest from the date of disbursement through the last day of the calendar month in which such disbursement is made;
          B. An interest-only payment, representing interest in arrears for the immediately preceeding calendar month, on the unpaid principal balance of this Note outstanding from time to time at the then Applicable Interest Rate, payable on February 1, 2008 and on the first day of each calendar month thereafter during the term hereof; and
          C. The balance of said principal sum, all unpaid interest thereon and all other amounts owed pursuant to this Note, the Security Instrument (hereinafter defined), the Other Security Documents (hereinafter defined), or otherwise in connection with the loan evidenced by this Note shall be due and payable on the date that is sixty (60) days after the date of disbursement (the “Maturity Date”). All payments to be made by Borrower to Lender shall be deemed received by Lender only upon Lender’s actual receipt of same.
     1. Applicable Interest Rate.
     (a) Interest accruing on the principal sum of this Note shall be calculated based upon a per annum interest rate divided by 360 days resulting in a per diem interest amount that will accrue for each calendar day in a year of 365 days (366 days in a leap year). The term “Applicable Interest Rate” as used in this Note shall mean the “Initial Term Interest Rate,” the “First Option Term Interest Rate,” and the “Second Option Term Interest Rate,” as applicable. The “Initial Term Interest Rate” shall be a variable interest rate effective from the date of this Note through and including the Maturity Date equal to the sum of two hundred (200) basis points plus the then applicable 30-Day LIBOR Rate (hereinafter defined) determined and adjusted as provided herein. The “First Option Term Interest Rate” shall be a variable interest rate effective for the First Option Term (hereinafter defined) equal to the sum of four hundred (400) basis points plus the then applicable 30-Day LIBOR Rate determined and adjusted as provided herein. The “Second Option Term Interest Rate” shall be a variable interest rate effective for the Second Option Term (hereinafter defined) equal to the sum of eight hundred (800) basis points plus the then applicable 30-Day LIBOR Rate determined and adjusted as provided herein. Lender’s determination of a 30-Day LIBOR Rate in connection with the loan evidenced by this Note shall be made upon the LIBOR Determination Date (hereinafter defined) immediately preceding the date upon which such 30-Day LIBOR Rate is to be utilized.

     (b) Except as otherwise provided herein, the Applicable Interest Rate shall be adjusted on each Interest Rate Adjustment Date. Lender shall give prompt notice to Borrower of the 30-Day LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
     (c) If Lender determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the eurodollar market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the eurodollar market for the selected term, or adequate means do not exist for ascertaining the 30-Day LIBOR Rate, then Lender shall give notice thereof to Borrower. Thereafter, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, (i) the availability of the 30-Day LIBOR Rate shall be suspended, and (ii) the interest rate for all amounts outstanding under this Note shall be converted on the next Interest Rate Adjustment Date to a rate of interest per annum (the “Base Rate”) equal to the sum of (A) the Prime Rate plus (B) zero (0) basis points. For purposes hereof, the term “Prime Rate” shall mean the rate publicly announced by PNC Bank, National Association (the “Bank”) from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index, and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers. If and when the Prime Rate changes, the rate of interest with respect to any amounts hereunder to which the Base Rate applies will change automatically without notice to Borrower, effective on the date of any such change.
     (d) In addition, if, after the date of this Note, Lender shall determine (which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Lender to make or maintain or fund loans bearing interest based on the 30-Day LIBOR Rate, Lender shall notify Borrower. Upon receipt of such notice, until Lender notifies Borrower that the circumstances giving rise to such determination no longer apply, the availability of the 30-Day LIBOR Rate shall be suspended, and the interest rate on all amounts outstanding under this Note shall be converted to the Base Rate either (i) on the next Interest Rate Adjustment Date if Lender may lawfully continue to maintain amounts outstanding hereunder to such day at a rate of interest based on the 30-Day LIBOR Rate, or (ii) immediately if Lender may not lawfully continue to maintain amounts outstanding hereunder at a rate of interest based on the 30-Day LIBOR Rate.
     (e) The term “30-Day LIBOR Rate” shall mean, for any LIBOR Determination Date, the interest rate per annum determined by Lender by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/10,000th of 1%) (i) the rate of interest determined by Lender in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the one (1) month London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association, or appropriate successor, as set forth on Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750), or if British Banker’s Association or its successor ceases to provide such quote, a comparable replacement rate determined by Lender (which determination shall be conclusive absent manifest error) by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage (hereinafter defined).
     (f) The term “LIBOR Determination Date” shall mean approximately 11:00 A.M. (London time) two (2) LIBOR Banking Days (hereinafter defined) prior to any date upon which Lender determines the 30-Day LIBOR Rate.

     (g) The term “LIBOR Banking Days” shall mean any Business Day (hereinafter defined) on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.
     (h) The term “LIBOR Reserve Percentage” shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.
     (i) The term “Interest Rate Adjustment Date” shall mean (i) the date of this Note, for the initial period from the date hereof through the first day of the next succeeding calendar month, and (ii) the first day of each calendar month thereafter (but if any such day is not a Business Day, then the first succeeding day that is a Business Day shall instead apply, unless that day falls in the next calendar month, in which case the first preceding day that is a Business Day shall instead apply).
     2. Extension Options. On or before the date that is ten (10) days before the Maturity Date, Borrower may notify Lender in writing that Borrower desires to extend the Maturity Date by thirty (30) days (“First Option Period”). Upon receipt of such request to extend the Maturity Date, Lender will promptly confirm to Borrower in writing that the Maturity Date will be extended by thirty (30) days upon the satisfaction of the following conditions (“Option Requirements”):
          (a) no Event of Default exists at the time such request is made or on the Maturity Date (prior to extension); and
          (b) Borrower delivers to Lender an Officer’s Certificate confirming the accuracy of the information contained in clause (a) above.
     Borrower has one further option to extend the Maturity Date by an additional thirty (30) days (but in no event shall the extensions granted to Borrower exceed sixty (60) days beyond the Maturity Date) upon satisfaction of the Option Requirements (“Second Option Period”). If Borrower is unable to satisfy the Option Requirements, Lender shall have no obligation to extend the Maturity Date hereunder for either the First Option Period or the Second Option Period.
     3. Application. All payments on this Note shall be applied at any time and from time to time in the following order: (i) the payment or reimbursement of any expenses (including but not limited to late charges), costs or obligations (other than the principal hereof and interest hereon) for which Borrower shall be obligated or Lender entitled pursuant to the provisions hereof or of the Security Instrument or the Other Security Documents, (ii) the payment of accrued but unpaid interest thereon, (iii) the payment of unpaid escrow amounts required herein, in the Security Instrument or in the Other Security Documents, and (iv) the payment of all or any portion of the principal balance then outstanding hereunder, in either the direct or inverse order of maturity, at Lender’s option. Borrower agrees that from and after any Event of Default, any payment received by Lender in connection with this Note or the Main Note (hereinafter defined) may be applied by Lender in such manner and order as Lender deems advisable, in its sole discretion, to any and all amounts due under this Note, the Main Note, the Security Instrument and any Other Security Document.
     4. Late Charge. If any part of the Debt (hereinafter defined) is not actually received by Lender by close of business on the fifth (5th) day after the date on which it was due, Borrower shall pay to Lender an amount (the “Late Charge”) equal to the lesser of five percent (5%) of such unpaid portion of the missed payment or the maximum amount permitted by applicable law, to defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. All such Late Charges shall be automatically due and payable without notice or demand and shall be secured by the Security Instrument and the Other Security Documents.

     5. Security; Defined Terms; Incorporation by Reference. This Note is secured by the Security Instrument and the Other Security Documents. The term “Security Instrument” as used in this Note shall mean either the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing, or the Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing, executed and delivered by Borrower contemporaneously with this Note and which secures the Debt. The term “Other Security Documents” means all documents other than this Note or the Security Instrument now or hereafter executed and/or delivered by Borrower and/or others and to or in favor of Lender, which wholly or partially secure, evidence or guarantee payment of the Debt, provide for any indemnity in favor of or payment to Lender related to the Debt, this Note or the Mortgaged Property (as defined in the Security Instrument), provide for any escrow/holdback arrangements or for any actions to be completed by Borrower subsequent to the date hereof, or are otherwise related to the loan evidenced by this Note. All amounts due and payable under this Note, together with all sums due under the Security Instrument and the Other Security Documents and all applicable attorney fees and costs, are collectively referred to herein as the “Debt.” Where appropriate, the singular number shall include the plural, the plural shall include the singular, and the words “Lender” and “Borrower” shall include their respective successors, assigns, heirs, personal representatives, executors and administrators. The term “Business Day” means any day on which commercial banks settle payments in U.S. dollars in New York City and London other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in either Kansas or Pennsylvania.
     6. Prepayment. This Note may be prepaid, in whole or in part, at any time during the term hereof, without any prepayment premium or penalty, but Borrower shall be responsible for all costs and expenses of Lender in connection with such prepayment, including any LIBOR Breakage Fees (as defined below).
     7. Default. An “Event of Default” shall occur if:
     (a) Borrower fails to make the full and punctual payment of any amount payable hereunder or under the Security Instrument or Other Security Documents, which failure is not cured on or before the fifth (5th) day after the date of written notice from Lender to Borrower of such failure;
     (b) Borrower fails to pay the entire outstanding principal balance hereunder, together with all accrued and unpaid interest, on the date when due, whether on the Maturity Date, upon acceleration or prepayment or otherwise; or
     (c) an Event of Default (as defined in the Security Instrument or any of the Other Security Documents) has occurred under the Security Instrument and/or Other Security Documents.
     8. Acceleration. The whole of the Debt, including without limitation, the principal sum of this Note, all accrued interest and all other sums due under this Note, the Security Instrument and the Other Security Documents, together with the LIBOR Breakage Fee (as defined below) shall become immediately due and payable at the option of Lender, without notice, at any time following the occurrence of an Event of Default.
     9. Default Interest; LIBOR Breakage Fee. Upon the occurrence of an Event of Default (including without limitation, the failure of Borrower to pay the Debt in full on the Maturity Date), Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal balance at the rate (the “Default Rate”) of the greater of: (a) four percent (4%) above the Applicable Interest Rate;

or (b) four percent (4%) above the Prime Rate (hereinafter defined) in effect at the time of the occurrence of the Event of Default; provided, however, that notwithstanding the foregoing, in no event shall the Default Rate exceed the Maximum Rate (hereinafter defined). The term “Prime Rate” shall mean the prime rate reported in the Money Rates section of The Wall Street Journal for the date (the “Default Rate Calculation Date”) upon which the Event of Default occurred, or if no publication occurs upon such date, then the date of publication immediately preceding the date of the Event of Default. In the event that The Wall Street Journal should cease or temporarily interrupt publication, the term “Prime Rate” shall mean the daily average prime rate published upon the Default Rate Calculation Date in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available and verifiable to Borrower but is beyond Lender’s control. The Default Rate shall be computed from the occurrence of the Event of Default until the actual payment in full of the Debt. This charge shall be added to the Debt, and shall be deemed secured by the Security Instrument. Borrower shall also be responsible for any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any portion of the Loan bearing interest at the Applicable Interest Rate) which Lender or its affiliated entities sustain or incur as a consequence of any Event of Default, including a failure to make any required payment when due (whether by acceleration or otherwise) (the “LIBOR Breakage Fees”). Nothing in this paragraph, however, shall be construed as an agreement or privilege to extend the Maturity Date, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.
     10. Attorney Fees. In the event this Note is placed in the hands of an attorney for collection (whether suit be brought or not), or in case Lender shall become a party, either as plaintiff or as defendant, in any suit or legal proceeding in relation to the Mortgaged Property or the liens created in the Security Instrument or the Other Security Documents, or for the recovery or protection of the Debt evidenced and represented by this Note, Borrower and any successor in title to the Mortgaged Property shall repay on demand all costs and expenses incurred by Lender arising therefrom, including reasonable attorneys’ and paralegals’ fees (whether incurred on the trial or at any appellate level), with interest on such costs and expenses at the Default Rate until paid, together with all costs and expenses, including attorneys’ and paralegals’ fees, incurred by Lender in connection with any bankruptcy proceeding involving any person liable under or on account of this Note, or any person who might now have or hereafter acquire a record interest or other interest in the Mortgaged Property, whether or not there exists any Event of Default hereunder, including, by way of example but not by way of limitation, all costs and expenses, including reasonable attorneys’ and paralegals’ fees, incurred in connection with motions for relief from the automatic stay and adequate protection, proofs of claim and objections thereto, motions to dismiss or convert bankruptcy cases, approval of disclosure statements and any objections thereto, confirmation of plans of reorganization and any objections thereto, litigation involving preference and other avoidance powers, motions to value collateral, objections to the sale or use of collateral, and any and all other matters pertaining to any bankruptcy cases affecting the Mortgaged Property, this Note, the Security Instrument or the Other Security Documents, or the enforcement of any of the same, together with interest on such costs and expenses at the Default Rate until paid.
     11. Limit of Validity. This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest or other charges on the Debt at a rate which may subject Lender to civil or criminal liability as a result of such rate exceeding the maximum interest rate which Borrower is permitted to pay by applicable law (the “Maximum Rate”). If by the terms of this Note, Borrower is at any time required or obligated to pay interest or other charges on the Debt at a rate in excess of the Maximum Rate, the rate of interest due under this Note shall be deemed to be immediately reduced to the Maximum Rate and any previous payments in excess of the Maximum Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.
     12. No Oral Amendments. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
     13. Assignment. Lender and its successors, endorsees and assigns may freely transfer and assign this Note. Borrower’s right to transfer its rights and obligations with respect to the Debt, and to be released from liability under this Note, shall be governed by the Security Instrument.
     14. Applicable Law; Jurisdiction. This Note shall be governed and construed in accordance with the laws of the state in which the real property encumbered by the Security Instrument is located. Borrower hereby submits to personal jurisdiction in the state courts located in said state and the federal courts of the United States of America located in said state for the enforcement of Borrower’s obligations hereunder and waives any and all personal rights under the law of any other state to object to jurisdiction within such state for the purposes of any action, suit, proceeding or litigation to enforce such obligations of Borrower.
     15. Joint and Several Liability. If Borrower consists of more than one person or entity, the obligations and liabilities of each such person or entity shall be joint and several.
     16. Waiver of Presentment, Etc. Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, and notice of intent to accelerate the maturity hereof (and of such acceleration), except to the extent that specific notices are required by this Note, the Security Instrument or the Other Security Documents.
     17. No Waiver. Any failure by Lender to insist upon strict performance by Borrower of any of the provisions of this Note, the Security Instrument or the Other Security Documents shall not be deemed to be a waiver of any of the terms or provisions of this Note, the Security Instrument or the Other Security Documents, and Lender shall have the right thereafter to insist upon strict performance by Borrower of any and all of the terms and provisions of this Note, the Security Instrument or the Other Security Documents.
     18. Notices. Except as otherwise specified herein, any notice, consent, request or other communication required or permitted to be given hereunder shall be in writing, addressed to the other party as set forth below (or to such other address or person as either party or person entitled to notice may by notice to the other party specify), and shall be: (a) personally delivered; (b) delivered by Federal Express or other comparable overnight delivery service; or (c) transmitted by United States certified mail, return receipt requested with postage prepaid; to:

Lender:	PNC Bank, National Association 10851 Mastin, Suite 300 Overland Park, Kansas 66210 Attention: Closing Department

Borrower:	NNN Eastern Wisconsin Medical Portfolio, LLC 1551 N. Tustin Avenue, Suite 300 Santa Ana, California 92705 Attention: Theresa Hutton

Unless otherwise specified, all notices and other communications shall be deemed to have been duly given on the first to occur of actual receipt of the same or: (i) the date of delivery if personally delivered; (ii) one (1) business day after depositing the same with the delivery service if by overnight delivery service; and (iii) three (3) days following posting if transmitted by mail. Borrower must prominently display Lender’s Loan Number (as set forth on page 1 of this Note) on all notices or communications to Lender.
     19. Severability. If any term, covenant or condition of this Note is held to be invalid, illegal or unenforceable in any respect, this Note shall be construed without such provision.
     20. Time of the Essence. Time shall be of the essence in the performance of all obligations of Borrower hereunder.
     21. Additional Terms and Provisions. Certain additional and supplemental terms and provisions of this Note are set forth in this paragraph. The terms and provisions of this paragraph control and supersede any conflicting terms and provisions contained in this Note.
          (a) Contemporaneously herewith Borrower has executed and delivered a Promissory Note to Lender in the amount of $32,300,000.00 (the “Main Note”). Borrower acknowledges that a default under the Main Note shall be a default hereunder, and a default hereunder (including, without limitation the failure to pay the balance of this Note on the Maturity Date) shall be a default under the Main Note.
          (b) Borrower also agrees and acknowledges that the Security Instrument and each and every Other Security Document that secures the Main Note shall also secure this Note, irrespective of whether the Security Instrument or such Other Security Document references this Note.
     BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY, OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THE LOAN EVIDENCED BY THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE SECURITY INSTRUMENT OR ANY OF THE OTHER SECURITY DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF BORROWER OR LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER’S MAKING OF THE LOAN SECURED BY THE SECURITY INSTRUMENT AND THE OTHER SECURITY DOCUMENTS.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note to be effective the day and year first above written.

BORROWER:

NNN EASTERN WISCONSIN MEDICAL PORTFOLIO, LLC, a Delaware limited liability company

By:	Triple Net Properties, LLC, a Virginia limited liability company, its Manager

	By:	/s/ Jeffrey T. Hanson

	Name:	Jeffrey T. Hanson

	Title:	Chief Investment Officer

Taxpayer ID No. 26-1461325

ACKNOWLEDGMENT(S)

STATE OF CALIFORNIA COUNTY OF	) ) ss. )
     On December                     , 2007, before me,                                         ,a Notary Public in and for said County and State, personally appeared                                         personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.
     WITNESS my hand and official seal.

Signature

(this area for official notarial seal)

     This Endorsement forms a part of that certain Promissory Note in the stated principal amount of Three Million Four Hundred Thousand and No/100 Dollars ($3,400,000.00) dated December 21, 2007, made by NNN Eastern Wisconsin Medical Portfolio, LLC, a Delaware limited liability company, to PNC Bank, National Association.
Pay to the order of                                         , without recourse.

PNC BANK, NATIONAL ASSOCIATION

By:

Jeannette Butler, Vice President